Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Nicole Mongillo KVH Industries, Inc. 401-845-2443 nmongillo@kvh.com

KVH Receives Record $35.6 Million Order for Tactical Navigation Systems & Services

TACNAV order to modernize equipment for the Saudi Arabian National Guard reaffirms KVH’s leadership position in fielding battle-proven, high-performance navigational systems

MIDDLETOWN, RI – June 7, 2012 – KVH Industries, Inc., (Nasdaq: KVHI) announced today that it has received a $35.6 million contract from the Office of the Program Manager-Saudi Arabian National Guard for approximately $22 million in equipment and $13 million in services to modernize its military vehicles. KVH will be the prime contractor for this Foreign Military Sale (FMS), supplying TACNAV® TLS and TACNAV Light navigation systems and managing the installation, integration, and training services as well as the construction of a retrofit facility. Deliveries of the TACNAV systems are expected to begin as soon as the third quarter of 2012 and continue into 2013. Installation, integration, and training services will be provided over the period from early 2013 to the second half of 2014.

“KVH’s TACNAV systems are an important backup to satellite-based navigation systems that might be blocked by natural terrain or man-made structures, deliberately jammed, or otherwise rendered unexpectedly unavailable due to a variety of circumstances,” explains Dan Conway, KVH’s vice president of business development. “The system is a crucial resource when continuous navigation, battle management, and situational awareness are important. This is the largest TACNAV order in KVH’s history, reaffirming the value of our TACNAV products in international military markets. It is also a great addition to our foundation of defense-related revenue for the coming years.”

KVH’s TACNAV military vehicle navigation systems provide unjammable, precision navigation, heading, and pointing data for vehicle drivers, crews, and commanders. Whenever reliable GPS signals are unavailable, TACNAV navigates using dead-reckoning based on its own heading and distance traveled measurements, providing all onboard systems with continuous position calculations to enable them to function correctly while GPS is blocked, jammed, or otherwise degraded.

TACNAV systems are currently among the most widely fielded tactical navigation systems in the world. Military forces fielding TACNAV include the U.S. Army and U.S. Marine Corps, as well as many allied customers, among them Canada, Sweden, Great Britain, Germany, Spain, Australia, New Zealand, Saudi Arabia, Taiwan, Malaysia, Switzerland, and Italy.

Please visit http://www.tacnav.com for additional details about KVH’s tactical navigation products.

Note to Editors: High-resolution, press-ready images of KVH’s TACNAV products are available at http://press.kvh.com for download and editorial use.

About KVH Industries, Inc.

KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television, and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, USA with facilities in Illinois, Denmark, Norway, and Singapore.

This release may contain certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, for example, the functionality, characteristics, quality, and performance of KVH’s products and technology; anticipated innovation and product development; and customer preferences, requirements, and expectations. The actual results could differ materially. Factors that may cause such differences include, among others, those discussed in KVH’s most recent Form 10-K filed with the SEC. KVH does not assume any obligation to update its forward-looking statements to reflect new information or developments.

KVH and TACNAV are registered trademarks of KVH Industries, Inc.

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